Exhibit 99.1

Contact:	Amanda Tobin Bielawski	-or-	Caroline Boren
	(206) 392-5134		(206) 392-5799

FOR IMMEDIATE RELEASE	June 29, 2007

ALASKA AIR GROUP ISSUES STATEMENT REGARDING DEATH OF

CHAIRMAN EMERITUS BRUCE KENNEDY

SEATTLE — Alaska Air Group, Inc., the parent company of Alaska Airlines and Horizon Air, issued the following statement about its former chairman, chief executive officer and director Bruce R. Kennedy, who was killed June 28 in a private plane crash in the north-central Washington town of Cashmere. He was 68.

“All of us at Alaska Air Group are deeply saddened by this terrible loss of a revered leader and dear friend,” said Bill Ayer, Alaska Air Group’s chairman and chief executive officer. “Bruce’s legacy extends far beyond his storied leadership of this airline. In his 12 years as chairman and CEO, he led Alaska on a path of significant expansion and financial stability while maintaining a strong culture of resourcefulness and integrity. As chairman emeritus, he continued to provide considerable leadership and strategic vision for the company right through to current times. For all those who worked with Bruce, we remember him as a man of great vision and compassion. His impact on our airline, the Seattle community, the state of Alaska and the important causes he believed in has been immeasurable.

“We extend our deepest sympathies to Bruce’s family and loved ones, and will be keeping them in our thoughts and prayers in the difficult days that lie ahead.”

A company director since 1972, Kennedy served in one or more capacities as Alaska Airlines’ chairman, chief executive officer and president between 1978 and 1991. He also held the same positions with Alaska Air Group from its inception in 1985 to 1991. He oversaw Alaska Air Group’s acquisition of Horizon Air and Jet America, fueling the company’s growth from an airline serving Seattle and 10 cities in Alaska to a combined operation today with 92 destinations in the United States, Canada and Mexico.

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At the time of his death, Kennedy served as chairman of Quest Aircraft Co., which is developing a 10-seat turboprop aircraft capable of missionary, humanitarian and commercial flying to small airfields worldwide.

Kennedy was committed to Christian missionary and humanitarian efforts both during and after leaving his executive role with the airline. For eight years, he served as chairman of Mission Aviation Fellowship, which operates some 90 light aircraft in remote areas of the world. He also served on the boards of Crista Ministries, of Lynnwood, Wash., and other Christian organizations.

He was awarded honorary degrees from both Seattle Pacific University and his alma mater, University of Alaska. Last year, Seattle’s Museum of Flight honored Kennedy with its prestigious Pathfinder Award in recognition of a professional life dedicated to aviation.

He is survived by his wife, Karleen Isaacson Kennedy; their two children, Kevin (wife, Kelley) and Karin (husband, Ken) Hejmanowski; two brothers, Keith and Charles; and two grandchildren, Hallie and Braden Kennedy.

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